Exhibit 10.4

                          OPTION CANCELLATION AGREEMENT

THIS AGREEMENT made the 18th day of November, 2010

BETWEEN:
               American Paramount Gold Corp.
               (the "COMPANY")
AND:
               Wayne Parsons
               ("PARSONS")

A The Parties entered into a consulting agreement (the "Consulting Agreement") dated April 14, 2010 regarding Parsons' services and president, chief financial officer, and chief executive officer of the Company;

B. On April 14, 2010, pursuant to the Consulting Agreement, the Company issued to Parsons non-transferable stock options (the "APRIL 14, 2010 OPTIONS") to purchase 1 million common shares of the Company exercisable at a price of $1.00 per share until April 14, 2015, which options remain unexercised.

C. Parsons resigned as an officer of the Company on September 29, 2010, and the Consulting Agreement was concurrently terminated.

D. In connection with the termination of the Consulting Agreement, the parties have determined it in their mutual best interest to cancel the April 14, 2010 options in consideration of the issuance to Parsons of 1,000,000 stock options (the "2010 STOCK PLAN OPTIONS") under the Company's 2010 Stock Plan.

E. On October 6, 2010, the Company issued to Parsons the 2010 Stock Plan Options exercisable at a price of $0.68 per share until October 6, 2015.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein and of the 2010 Stock Plan Options (the sufficiency whereof is hereby acknowledged by the parties), the parties hereby agree to and with each other as follows:

     1.   CANCELLATION OF APRIL 14, 2010 OPTIONS

          1.1 The April 14, 2010 Options shall be cancelled effective on the date of this Agreement.

     2.   RELEASE

          2.1 Parsons, personally and on behalf of with his attorneys, heirs, executors, administrators, and assigns, does hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Parsons ever had, now or may have howsoever arising out of the original grant and this cancellation of the April 14, 2010 Options.
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                                      -2-

     3.   COUNTERPARTS

          3.1 This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

     4.   ELECTRONIC MEANS

          4.1 Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

     5.   FURTHER ASSURANCES

     5.1 As and so often as may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

     6.   PROPER LAW

          6.1 This Agreement will be governed by and construed in accordance with the law of the State of Nevada.

     7.   INDEPENDENT LEGAL ADVICE

          7.1 By signing this Agreement, Parsons confirms that he fully understands this Agreement and has obtained independent legal advice.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

AMERICAN PARAMOUNT GOLD CORP.


Per: /s/ Hugh Aird
    -----------------------------------------------
    Director, President and Chief Executive Officer


WAYNE PARSONS


/s/ Wayne Parsons
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